Exhibit 99.1

Company Contacts:	John Kispert Chief Financial Officer (408) 875-6224 john.kispert@kla-tencor.com

Cary Halsted (Investment Community) Vice President, Investor Relations (408) 875-2406 cary.halsted@kla-tencor.com

Uma Subramaniam (Media) Director, Corporate Communications (408) 875-5473 uma.subramaniam @kla-tencor.com
FOR IMMEDIATE RELEASE
KLA-TENCOR REPORTS EARNINGS OF $467 MILLION ON
REVENUES OF $2.1 BILLION FOR FISCAL YEAR 2005
Earnings and Revenues Increase Significantly For Fiscal Year 2005
SAN JOSE, Calif., July 28, 2005 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced operating results for its fourth quarter and 2005 fiscal year ended June 30, 2005. The company realized strong gains for the full 2005 fiscal year, and reported net income of $467 million or $2.32 per diluted share on revenues of $2.1 billion versus net income of $244 million or $1.21 per diluted share on revenues of $1.5 billion in its 2004 fiscal year. For the quarter ended June 30, 2005, the company reported net income of $105 million and earnings per diluted share of $0.52 on revenues of $492 million compared to net income of $96 million or $0.48 per diluted shares on revenue of $450 million in the fourth quarter of fiscal 2004, and net income of $123 million or $0.61 per diluted shares on revenue of $542 million in the third quarter of fiscal 2005.
“KLA-Tencor realized another strong quarter of performance, in addition to delivering healthy gains in sales and profits for the full fiscal year,” stated Ken Schroeder, chief executive officer of KLA-Tencor. “Our sales growth reflects the continued demand for our leading-edge yield management solutions, which enable leading IC manufacturers to speed time to market and profit on their next-generation devices. Along with rising sales, our success in controlling costs and improving our own internal efficiencies propelled strong gains in profitability.”
KLA-Tencor reported ending the quarter with approximately 9 months of product-related shipment and revenue backlog. On a geographic basis, Japan continued to post strong bookings for the quarter ended June 30, 2005. Japan was 36 percent of orders, higher than its historical average of 20 percent; U.S. was 29 percent of orders, higher than its historical average of 25 percent; Taiwan was 11 percent, below its historical average of 20 percent; Korea, China and Singapore combined were 15 percent of orders, below their combined historical average of 20 percent; and Europe was 9 percent, lower than its historical average of 15 percent.

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KLA-TENCOR REPORTS RESULTS FOR Q4/FISCAL YEAR 2005	Page 2 of 2

Cash, cash equivalents and marketable securities increased by $87 million to $2.2 billion compared to the end of the prior quarter. Inventory increased by $5 million to $358 million, on higher field inventory to support customer service requirements. Accounts receivable decreased by $112 million to $333 million on strong collections.
Forward Looking Statements: Statements in this press release regarding KLA-Tencor’s use of its operating cash, the benefit to our customers of KLA-Tencor’s products and our future financial performance are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: the demand for semiconductors and new and enhanced product offerings by competitors, cancellation of orders by customers and changing customer demands. For other factors that may cause actual results to differ materially from those projected, please refer to the company’s Form 10-K, Forms 10-Q and other filings with the Securities and Exchange Commission. Actual results could differ materially from those anticipated in forward-looking statements in this release as a result of certain factors, including those set forth in the risk factors described in the company’s SEC filings.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine and is the only company in the semiconductor industry to receive the accolade for this year. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com

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KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

	June 30,	June 30,
	2005	2004
(In thousands)

ASSETS

Cash, short-term investments and marketable securities	$2,195,186	$1,876,356
Accounts receivable, net	333,218	372,773
Inventories	358,339	337,414
Land, property and equipment, net	385,222	376,052
Other assets	714,407	576,584

Total assets	$3,986,372	$3,539,179

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$67,717	$63,991
Deferred system profit	209,899	284,813
Unearned revenue	80,122	57,318
Other current liabilities	574,124	505,507

Total current liabilities	931,862	911,629

Minority interest in subsidiary	9,253	—

Stockholders’ equity:
Common stock and capital in excess of par value	943,322	984,804
Retained earnings	2,083,638	1,640,587
Accumulated other comprehensive income	18,297	2,159

Total stockholders’ equity	3,045,257	2,627,550

Total liabilities and stockholders’ equity	$3,986,372	$3,539,179

KLA-Tencor Corporation
CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

	Three months ended		Fiscal year ended
	June 30,		June 30,
	2005	2004	2005	2004
(In thousands, except per share data)

Revenues:
Product	$409,888	$372,546	$1,770,300	$1,200,160
Service	82,028	77,892	314,853	296,558

Total revenues	491,916	450,438	2,085,153	1,496,718

Costs and operating expenses:
Costs of revenues	207,311	187,498	862,353	670,013
Engineering, research and development	87,157	77,110	340,277	280,641
Selling, general and administrative	82,208	64,255	299,961	248,706

Total costs and operating expenses	376,676	328,863	1,502,591	1,199,360

Income from operations	115,240	121,575	582,562	297,358

Interest income and other, net	15,701	6,716	37,755	27,358

Income before income taxes and minority interest	130,941	128,291	620,317	324,716

Provision for income taxes	26,945	32,124	157,000	81,015

Income before minority interest	103,996	96,167	463,317	243,701

Minority interest	1,054	—	3,378	—

Net income	$105,050	$96,167	$466,695	$243,701

Net income per share:
Basic	$0.53	$0.49	$2.38	$1.25

Diluted	$0.52	$0.48	$2.32	$1.21

Weighted average number of shares:
Basic	196,653	196,529	196,346	194,976

Diluted	200,923	201,669	201,014	201,799